Exhibit 99.7

EQUITY COMMITMENT LETTER

April 2, 2026

TO:	2025 Acquisition Company, LLC c/o Christopher Glenn Allen Overy Shearman Sterling US LLP 599 Lexington Avenue New York, NY 10022 Attn: Max Wygod Email: max.wygod@gmail.com

WITH COPY TO:	Allen Overy Shearman Sterling US LLP 599 Lexington Avenue New York, NY 10022 Attn: Creighton Condon; Christopher Glenn Email: CCondon@aoshearman.com; Christopher.glenn@aoshearman.com

Ladies and Gentlemen:

In connection with that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), by and between 2025 Acquisition Company, LLC, a Delaware limited liability company (“Parent”), Bravo Merger Sub, Inc., a Maryland corporation (“Purchaser”) and Forian Inc., a Maryland corporation (the “Company”), Max Wygod & Emily W Bushnell Co-TTEE Wygod Family Rev LT U/T/A (the “Sponsor”) is pleased to offer this commitment to purchase, directly or indirectly, securities of Parent, on the terms and subject to the conditions herein (the “Commitment”), for an aggregate purchase price in cash equal to, with respect to the Closing Payments (as defined below), (i) $5,500,000 or (ii) such lesser amount required for Purchaser to fund the payment of the Required Amount (the “Commitment Amount”). The proceeds of the Commitment will be used solely for consummating the transactions contemplated by the Merger Agreement (the “Transactions”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

1.       Commitment. Subject to the terms and conditions hereof, the Sponsor hereby irrevocably commits and agrees to acquire, directly or indirectly, equity securities of Parent for the Commitment Amount in cash in immediately available funds at or prior to the Closing; provided that, the number of equity securities to be acquired by the Sponsor shall equal the purchase price paid for such securities divided by the Offer Price (as defined in the Merger Agreement), rounded up to the nearest whole number. The proceeds from the Commitment shall be used by Purchaser to pay the Required Amount. The Sponsor shall not be obligated to fund the Commitment Amount evidenced hereby except as set forth herein. The Sponsor shall not, under any circumstances, be obligated to contribute to Purchaser more than the Commitment Amount. Notwithstanding anything to the contrary in this letter, (x) the Sponsor may allocate all or a portion of its investment to any Affiliated Entity (as defined in Section 8 hereof), and the Commitment with respect of the Sponsor will be reduced dollar-for-dollar by any amounts actually contributed to Purchaser by such Affiliated Entity (and not returned) at or prior to the Closing, (y) to the extent the Required Amount is reduced for any reason under the Merger Agreement, the corresponding obligations of the Sponsor to fund the Commitment Amount hereunder shall be similarly reduced, and (z) the Commitment Amount may be reduced in an amount specified by Parent solely to the extent it will be possible, notwithstanding such reduction, for the Purchaser to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof. This letter is being delivered to Parent as an express condition to, and to induce the Company to enter into, the Merger Agreement.

2.       Conditions Precedent. The Sponsor’s obligation to fund the Commitment Amount shall be conditioned upon: (i) the execution and delivery of the Merger Agreement by the Company; (ii) the satisfaction or waiver of all Offer Conditions set forth in Annex I of the Merger Agreement, in each case other than those Offer Conditions that, by their nature, are to be satisfied by actions to be taken on the Closing Date, but subject to the satisfaction or waiver of such conditions; (iii) the satisfaction or waiver of all conditions to the Merger set forth in Section 7 of the Merger Agreement, in each case, other than those conditions that, by their nature, are to be satisfied by actions to be taken on the Closing Date, but subject to the satisfaction or waiver of such conditions; and (iv) the substantially simultaneous consummation of the Closing.

3.       Representations and Warranties. The Sponsor hereby represents and warrants that:

a.       it is a trust duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

b.       it has all necessary power and authority to execute, deliver and perform its obligations under this letter;

c.       the execution, delivery and performance of this letter by it does not and will not (i) violate, conflict with, or result in the breach of any provision of the Sponsor’s organizational documents, (ii) conflict with or violate any Legal Requirement or Order applicable to the Sponsor, (iii) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent or notice under, or give to others any rights of termination, modification, acceleration or cancellation of, any Contract to which the Sponsor is a party or (iv) give rise to any Lien on any assets of the Sponsor, except, in the case of clauses (ii), (iii) and (iv), as would not materially impair or materially delay the Sponsor’s ability to carry out its obligations under this letter;

d.       all consents, approvals and authorizations necessary for the due execution, delivery and performance of this letter by the Sponsor have been obtained and all conditions thereof have been duly complied with;

e.       this letter constitutes the legal, valid and binding obligation of the Sponsor, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions; and

f.       it has, and will have for so long as this letter shall remain in effect in accordance with Section 6 hereof, unrestricted available funds or capital commitments in an amount that is not less than Commitment Amount that may be used to satisfy its obligations hereunder without satisfaction of conditions outside of its control (other than the conditions set forth herein and in the Merger Agreement).

4.       No Recourse.

a.       Notwithstanding anything that may be expressed or implied in this letter to the contrary, by its acceptance hereof, Parent acknowledges, covenants and agrees, on behalf of itself, its Affiliates and any entity claiming by, through or on behalf of any of them, that all claims, obligations, liabilities, causes of action or proceedings (in each case, whether at law or in equity, and whether sounding in contract, tort, statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this letter, or the negotiation, execution, performance or breach (whether willful, intentional, unintentional or otherwise) of this letter, including, without limitation, any representation or warranty made or alleged to be made in, in connection with, or as an inducement to, this letter (each of such above-described legal or equitable theories or sources of liability, a “Claim”) may be made only against (and are expressly limited to) the Sponsor. No entity who is not the Sponsor (including, without limitation, (i) any past, present or future director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, management company, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to (all above-described entities in this subclause (i), collectively, “Affiliated Persons”), the Sponsor or any Affiliate of the Sponsor, and (ii) any Affiliated Persons of such Affiliated Persons (the entities in subclauses (i) and (ii), together with their respective successors, assigns, heirs, executors or administrators, collectively, “Non-Parties” and each, individually, a “Non-Party”)) shall have any liability or obligation whatsoever in respect of, based upon or arising out of any Claims.

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b.       Without limiting the generality of the foregoing, to the maximum extent permitted under applicable Legal Requirement, (i) Parent hereby waives, releases and disclaims any and all Claims against all Non-Parties, including, without limitation, any Claims to avoid or disregard the entity form of the Sponsor or otherwise seek to impose any liability arising out of, relating to or in connection with a Claim on any Non-Parties, whether a Claim granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) Parent disclaims any reliance upon any Non-Parties with respect to the performance of this letter or any representation or warranty made in, in connection with, or as an inducement to this letter. This Section 4 shall survive the termination of this letter.

5.       Enforcement. This letter shall be binding on the Sponsor solely for the benefit of Parent, and nothing set forth in this letter shall be construed to confer upon or give any entities, other than Parent, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any other provision of this letter; provided that the Company is hereby made an express third-party beneficiary hereof entitled solely to seek specific performance of the obligations of Sponsor hereunder and, in connection therewith, the Company shall have the right to seek an injunction or other appropriate form of specific performance or equitable relief solely to cause the Commitment Amount to be funded to Parent hereunder, but solely to the extent that Parent can enforce this letter pursuant to the terms hereof. For the avoidance of doubt, the exercise by Parent or the Company of any right to enforce this letter to cause the Commitment to be funded does not give rise to any other rights or remedies, monetary or otherwise. The Special Committee shall have control of any and all actions to enforce the Company’s rights as a third-party beneficiary under this Section 5, and any such enforcement shall be the sole and exclusive remedies available to the Company or any of its Affiliates (and any entity claiming by, through or on behalf of any of them) against the Sponsor or any Non-Party for any Claim under this letter.

6.       Termination. All obligations of the Sponsor relating to, arising out of or in connection with this letter shall terminate automatically and immediately upon the earliest to occur of: (a) the Closing (but subject to the satisfaction of the Sponsor’s obligations set forth herein); (b) if the Merger Agreement is validly terminated pursuant to Section 8 thereof; and (c) the funding in full of the Commitment Amount.

7.       Indemnification.

a.       Parent agrees to indemnify and to hold harmless the Sponsor and each of the Non-Parties (collectively, the “Indemnified Persons”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, Claims, damages, liabilities or expenses of any kind or nature whatsoever that may be suffered, incurred by or asserted against or involve the Indemnified Persons as a result of or arising out of or in any way related to the transactions described in this letter (including those resulting from any Indemnified Person’s negligence), other than the obligation of the Sponsor to fund the Commitment Amount pursuant to Section 1 hereof; provided that the foregoing will not apply to any losses of an Indemnified Person to the extent found by a final decision of a court of competent jurisdiction to have resulted solely from the fraud, gross negligence or willful misconduct of such Indemnified Person. Parent further agrees to pay to or reimburse any Indemnified Person upon demand any legal or other expenses incurred by such Indemnified Person in connection with investigating, defending, or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation). The provisions of this Section 7 are independent of all other obligations of Purchaser hereunder and shall survive termination or expiration of the commitment embodied in this letter.

b.       PARENT HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF ANY SPONSOR OR ANY OTHER INDEMNIFIED PERSON.

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8.       No Assignment. The Commitment evidenced by this letter shall not be assignable by Parent, on the one hand, or the Sponsor, on the other hand, without the prior written consent of the Sponsor or Purchaser, respectively, and such consent, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided that the Sponsor may assign all or a portion of its obligation to fund the Commitment Amount to one or more entities that (i) are sponsored, managed or controlled by the Sponsor or (ii) are trusts for which the Sponsor acts as trustee or is a beneficiary (each an “Affiliated Entity”); provided, further, that no such assignment shall relieve the Sponsor of its obligations hereunder and Purchaser (and the Company, solely to the extent permitted herein) shall be entitled to pursue all rights and remedies against the Sponsor subject to the terms and conditions of this letter. Any purported assignment of the Commitment in contravention of this Section 8 shall be void.

9.       Amendment; Waiver. This letter may not be amended except pursuant to a written document duly executed by the Sponsor and Parent; provided that (i) the Company’s prior written consent is required for any amendment, replacement, supplement, or modification of, or any waiver of any provisions or remedy under, this letter if such amendment, replacement, supplement, modification, or waiver would require the prior written consent of the Company under Section 6.14(a) of the Merger Agreement and (ii) no amendment or modification of this letter shall adversely affect the rights of Parent or the Company hereunder without the prior written consent of the Company; provided, further, that the Commitment may be amended by Parent and the Sponsor in order to reflect any assignment by the Sponsor permitted by Section 8 (solely to the extent such assignment is permitted thereby). Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition or a waiver of any other term or condition of this letter.

10.       Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this letter are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this letter by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this letter by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this letter, without proof of actual damages or posting any bond or other undertaking. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy or assert that a remedy of monetary damages would provide an adequate remedy for any breach or threatened breach of this letter.

11.       Third-Party Beneficiary. Except for Non-Parties (pursuant to Section 4 hereof), the Company (pursuant to Sections 5 and 9 hereof) and Indemnified Persons (pursuant to Section 7 hereof), (a) no Person other than Parent shall be entitled to rely upon this letter, (b) this letter shall be binding upon and inure solely to the benefit of each party hereto, and (c) nothing herein or in any other agreement (including, without limitation, the Merger Agreement), express or implied, is intended to or shall confer upon any other entity any rights, benefits or remedies whatsoever under or by reason of this letter.

12.       Governing Law; Dispute Resolution; Venue. This letter shall be governed by, and construed in accordance with, the laws of the State of Maryland (without regard to conflicts of law principles). The parties agree that any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter or the transactions contemplated by this letter shall be brought and determined exclusively in the Circuit Court of Baltimore City, Maryland, and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting for the District of Maryland, Northern Division, and any appellate court therefrom (the “Maryland Courts”). Each party hereby irrevocably submits to the exclusive jurisdiction and venue of the Maryland Courts in respect of any legal or equitable action, suit or proceeding arising out of or relating to this letter or the transactions contemplated by this letter, or relating to enforcement of any of the terms of this letter, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this letter or the transactions contemplated by this letter may not be enforced in or by such courts.

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13.       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.       Severability. Any term or provision of this letter that is invalid, illegal or unenforceable in any situation in any jurisdiction will not affect the validity, legality or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided that this letter may not be enforced without giving effect to the provisions in Sections 4 through 10 hereof. No party hereto shall assert, and each party hereto shall cause its respective Affiliates not to assert, that this letter or any part hereof is invalid, illegal or unenforceable.

15.       Miscellaneous. This letter may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form or by DocuSign) in two or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This letter and the other agreements and instruments referenced herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof. The headings for this letter are for reference purposes only and do not affect in any way the meaning or interpretation of this letter. The parties hereto have each participated in the negotiation and drafting of this letter, and if an ambiguity or question of interpretation should arise, this letter shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this letter. Wherever there is a reference to an entity’s officers, directors, employees, Affiliates, representatives, relatives or other relations, unless the relevant time of determination of such entities is expressly stated or the context requires otherwise, such reference shall mean such applicable entities as of any relevant time of determination (which, for illustrative purposes, in the case of a (a) representation or warranty made as of a specific date, shall mean only as of such date, and (b) covenant or agreement given or made on a continuous basis for a durational period, shall mean as of any relevant time of determination within such period).

16.       Confidentiality. This letter shall be treated as strictly confidential and is being provided to Parent solely in connection with the Merger Agreement and the Transactions. This letter may not be used, circulated, quoted or otherwise referred to in any document other than the Merger Agreement, except with the written consent of the Sponsor or in connection with enforcing this letter or the Merger Agreement. Notwithstanding the foregoing, this letter shall be provided to the Company and its advisors who have been directed to treat this letter as confidential, and on the condition that the Company agrees to treat, and shall direct its advisors to so treat, this letter as confidential; provided that the Company may disclose this letter to the extent required by applicable Legal Requirement or the applicable rules of any national securities exchange.

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If the foregoing is acceptable to you, please sign and return a copy of this letter.

Very truly yours,

SPONSOR:

MAX WYGOD & EMILY W BUSHNELL CO-TTEE WYGOD FAMILY REV LT U/T/A

By:  /s/ Max Wygod

Name: Max Wygod

Title: Co-Trustee

Signature Page to Equity Commitment Letter

Accepted and Acknowledged:

PARENT:

2025 ACQUISITION COMPANY LLC

By:   /s/ Max Wygod

Name: Max Wygod

Title: Chief Executive Officer

Signature Page to Equity Commitment Letter